FILED PURSUANT TO RULE 424(B)(1)
                                                     REGISTRATION NO. 333-105011

PROSPECTUS

                            FACTORY 2-U STORES, INC.

                                2,590,379 SHARES

                                  COMMON STOCK

     This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus of up to 2,590,379 shares of our common stock. The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus.


                              -------------------

     SEE "RISK FACTORS" ON PAGE 2 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


                              -------------------

     Our common stock is listed on the Nasdaq National Market under the symbol "FTUS." On August 6, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $6.72 per share.


                              -------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     This prospectus is dated August 7, 2003

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY.............................................................1
FACTORY 2-U STORES, INC........................................................1
RISK FACTORS...................................................................2
USE OF PROCEEDS................................................................6
SELLING STOCKHOLDERS...........................................................6
PLAN OF DISTRIBUTION..........................................................10
LEGAL MATTERS.................................................................11
EXPERTS.......................................................................11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................12
ADDITIONAL INFORMATION........................................................13
INFORMATION INCORPORATED BY REFERENCE.........................................13

                               PROSPECTUS SUMMARY

     YOU SHOULD RELY ONLY ON INFORMATION OR REPRESENTATIONS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION.

                            FACTORY 2-U STORES, INC.

     We operate a chain of off-price retail apparel and housewares stores in Arizona, Arkansas, California, Idaho, Nevada, New Mexico, Oklahoma, Oregon, Texas and Washington. We sell branded casual apparel for the family, as well as selected domestic and household merchandise at prices that generally are significantly lower than other discount stores.

     Our stores average approximately 15,000 total square feet and are located mostly in shopping centers. Our products include a broad range of family apparel, domestic goods and houseware products. Our typical customers are families with more than the average number of children and average household income of approximately $35,000, which generally are profiled as discount store shoppers. Our merchandising strategy is to offer first quality recognizable national and discount store brands at a substantial discount, generally 20% to 50% below prices offered by the national discount chains. Our stores are well lit and present the merchandise primarily on hanging fixtures. We also use strategically placed instore signage to emphasize the savings and create increased customer awareness.

     We define our fiscal year by the calendar year in which most of our business activity occurs (the fiscal year ended February 1, 2003 is referred to as fiscal 2002).

     We were incorporated in Delaware in March 1987 as BMA Life Care Corp., changed our name later that month to The Longwood Group, Ltd. and changed our name in May 1992 to DRS Industries, Inc. In December 1992, we acquired an interest in General Textiles while it was operating under Chapter 11 of the U.
S. Bankruptcy Code. General Textiles operated an off-priced apparel retail chain known as Family Bargain Center. In May 1993, we contributed additional equity to General Textiles and thereby increased our ownership of General Textiles to 100%, at which time General Textiles emerged from bankruptcy protection. In January 1994, we changed our name to Family Bargain Corporation. In November 1995, we acquired Capin Mercantile Corporation and changed its name to Factory
2-U, Inc. and began to coordinate the purchasing, warehousing and delivery operations for the Family Bargain Center and Factory 2-U chains. In July 1998, General Textiles and Factory 2-U, Inc. were merged into a new corporate entity, General Textiles, Inc., which was a wholly-owned subsidiary of Family Bargain Corporation. In November 1998, General Textiles, Inc. was merged into Family Bargain Corporation, at which time we converted our previous three classes of stock into a single class of common stock and changed our corporate name from Family Bargain Corporation to Factory 2-U Stores, Inc.

     Our principal executive offices are located at 4000 Ruffin Road, San Diego, California 92123. The telephone number of our principal executive offices is
(858) 627-1800.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, before purchasing the shares prospective investors should carefully consider the risk factors described below. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may have a significant effect on our business, financial condition and results of operations.

OUR HIGH STORE CONCENTRATION IN CALIFORNIA LEAVES US PARTICULARLY SUSCEPTIBLE TO RISKS OF DOING BUSINESS IN CALIFORNIA

     As of April 25, 2003, we operated 127 stores in California, representing over half of our total store base. Accordingly, our results of operations and financial condition are significantly more dependent upon trends and events in California than are those of our competitors with more geographically balanced store locations. Operating costs, such as workers' compensation and utilities in California have been significantly higher than other regions in the country where we currently operate. If operating costs continue to increase in California, they could continue to reduce our operating margins.

     The costs associated with workers' compensation insurance in the state of California have increased significantly over the past two years. These cost increases are related to the average cost per claim and the related state benefits. In the state of California, the average workers' compensation claim is significantly higher than the other states where we currently operate. In January 2003, the state of California increased the maximum workers' compensation benefits by approximately 20 percent. With these continued workers' compensation cost increases and the uncertain economy, the continued rise in benefits could reduce our earnings.

     Utility  costs for  electricity  and natural gas in  California  have risen significantly. These costs may continue to increase due to the actions of federal and state governments and agencies, as well as other factors beyond our control. We have attempted to mitigate such increases through energy conservation measures and other cost cutting steps. However, we can make no assurances that these measures and other steps taken will be adequate to control the impact of these utility cost increases in the future. In addition, increasing utility costs, together with high unemployment, may significantly reduce the disposable income of our target customers. Our sales could be reduced if our target customers have less disposable income.

     In addition, California historically has been vulnerable to certain natural disasters and other risks, such as earthquakes and fires. At times, these events have disrupted the local economy. These events could also pose physical risks to our properties.

WE COULD EXPERIENCE DISRUPTIONS IN RECEIVING AND DISTRIBUTION

     Well-organized and managed receiving and shipping schedules and the avoidance of interruptions are vital to our success. From time to time, we may face unexpected demands on our distribution operations that could cause delays in delivery of merchandise from our distribution centers to our stores. A fire, earthquake or other disaster at our distribution centers that disrupts the flow of merchandise could severely impair our ability to maintain inventory in our stores and thus reduce sales.

     During May 2003, we closed our two existing distribution centers in San Diego and consolidated their operations into a single, new distribution center in San Diego. We may face unexpected or unforeseen demands, disruptions or costs, such as may result from earthquakes or mechanical breakdowns, that could adversely affect our distribution center operations and delay or interfere with our ability to deliver merchandise from our distribution facility to our stores in connection with this consolidation. Any such delay or interference could lead to a reduction in sales.

WE DEPEND UPON, BUT DO NOT HAVE LONG-TERM AGREEMENTS WITH, OUR VENDORS FOR THE SUPPLY OF CLOSE-OUT AND EXCESS IN-SEASON MERCHANDISE

     Our success depends in large part on our ability to locate and purchase quality close-out and excess in-season merchandise at attractive prices from our vendors. We cannot be certain that such merchandise will continue to be available in the future. Further, we may not be able to find and purchase merchandise in quantities necessary to accommodate our immediate needs or future growth.

     Although we believe our relationships with our vendors are good, we do not have long-term agreements with any vendor. As a result, we must continuously seek out buying opportunities from our existing suppliers and from new sources. We compete for these opportunities with other wholesalers and retailers, discount and deep-discount chains, mass merchandisers and various privately-held companies and individuals. Although we do not depend on any single vendor or group of vendors and believe we can successfully compete in seeking out new vendors, a disruption in the availability of merchandise at attractive prices could result in reductions in sales and gross margins.

WE RELY ON CREDIT SUPPORT FROM OUR VENDORS AND THE CREDIT COMMUNITY

     Our ability to purchase merchandise depends upon our receiving credit support from trade vendors or the credit community that extends financing terms to certain of our vendors. In light of general economic conditions and our recent financial performance, the credit community withdrew or reduced their extension of credit for our purchase orders, which has disrupted our ability to purchase merchandise and impaired our business. This disruption led to lower than desired inventories, and consequently, may have hurt the relationship with our customers by not meeting their expectations with respect to merchandise assortment and quality. Though our recently completed equity and debt financing transactions have led to increased support from the credit community and our vendors, any further improvement in credit will be contingent upon improved operating results and liquidity. Any further withdrawal or reduction of the extension of credit from the credit community and our vendors may result in our not being able to purchase merchandise at attractive prices, disrupt product flow, reduce our liquidity and result in a reduction in sales and profit margins. It may also impair our ability to finance our operations and capital expenditures, pay our debt obligations, and complete our restructuring efforts over the next twelve months

OUR SALES FLUCTUATE ACCORDING TO SEASONAL BUYING PATTERNS, WHICH EXPOSE US TO EXCESS INVENTORY RISK

     We have historically realized our highest levels of sales and income during the third and fourth quarters of our fiscal year (the quarters ending in October and January) as a result of the "Back to School" (July and August) and Holiday (November and December) seasons. Any adverse events during the third and fourth quarter could therefore reduce sales. In anticipation of the "Back to School" and Holiday seasons, we may purchase substantial amounts of seasonal merchandise. If for any reason, including periods of sustained inclement weather, our net sales during these seasons were to fall below seasonal norms and/or our expectations, a seasonal merchandise inventory imbalance could result. If such an imbalance were to occur, markdowns might be required to clear excess inventory. Our sales, gross margins and net income could be reduced by higher than expected markdowns.

WE FACE INTENSE COMPETITION

     We operate in a highly competitive marketplace. We compete with large discount retail chains, such as Wal-Mart, K-Mart, Target and Mervyn's, and other off-price chains, such as TJ Maxx, Ross Stores, Marshall's and Big Lots, some of which have substantially greater resources than ours. We also compete with independent and small chain retailers and flea markets (also known as "swap meets"), which serve the same low and low-middle income market. Over the past two years, the retail industry has experienced price deflation, primarily due to a weak economy and intense competition. We compete in the discount retail merchandise business, which is a highly competitive environment that subjects us to the price competition, the potential for lower net sales and decreased operating margins. We expect the competition will continue and increase in the future. In addressing this competitive environment, we have initiated new merchandise strategies, including new price point offerings, better execution of our core businesses and a revised print advertising program; all designed to improve customer frequency and attract new customers. However, we can make no assurances that these strategies and other actions taken will be adequate to minimize our exposure to reduced sales and lower gross margins due to competition.

WE  HANDLE  CERTAIN   MATERIALS   THAT  COULD  EXPOSE  US  TO  LIABILITY   UNDER
ENVIRONMENTAL LAWS

     In the ordinary course of our business, we sometimes handle or dispose of commonplace household products that are classified as hazardous materials under various environmental laws and regulations. We have adopted policies regarding the handling and disposal of these products and we train our employees on how to handle and dispose of them. We cannot assure that our policies and training will successfully help us avoid potential violations of these environmental laws and regulations in the future.

OUR ANTI-TAKEOVER PROVISIONS AND CONTROL BY OUR EXISTING MAJOR SHAREHOLDER COULD DEPRESS OUR STOCK PRICE

     In addition to some governing provisions in our Certificate of Incorporation and Bylaws, we are also subject to certain Delaware laws and regulations which could delay, discourage and prevent others from initiating a potential merger, takeover or other change in control, even if such actions would benefit our shareholders and us. Moreover, we have a single shareholder that currently owns more than 20% of our voting stock. As a result, they may have certain ability to influence all matters requiring the vote of our shareholders, including the election of Board of Directors and most or our corporate actions. They may also control our policies and potentially prevent a change in control. This could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK IS SUBJECT TO SUBSTANTIAL FLUCTUATION

     The market price of our common stock has fluctuated substantially since our recapitalization occurred in November 1998. Trading prices for our common stock could fluctuate significantly due to many factors, including:

o  the depth of the market for our common stock;
o changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
   variations in our operating results and financial conditions;
o  conditions or trends in our industry;
o  additions or departures of key personnel; and
o  future issuances of our common stock.

WE FACE EXPOSURE IN LAWSUITS

     In April 2003, Lynda Bray and Masis Manougian, two of our current employees, filed a lawsuit against us entitled "LYNDA BRAY, MASIS MANOUGIAN, ETC., PLAINTIFFS, VS. FACTORY 2-U STORES, INC., ETC., DEFENDANTS", Case No. RCV071918 in the Superior Court of the State of San Bernardino (the "Bray Lawsuit"). The First Amended Complaint in the Bray Lawsuit alleges that we violated the California Labor Code, Industrial Wage Commission Orders and the California Unfair Competition Act by failing to pay wages and overtime for all hours worked, by failing to document all hours worked, by threatening to retaliate against employees who sought to participate in the settlement of the lawsuit against us entitled "PAMELA JEAN O'HARA, PLAINTIFF, VS. FACTORY 2-U STORES, INC., ET AL., DEFENDANTS" and by failing to inform prospective employees of unpaid wage claims. Plaintiffs purport to bring this action on behalf of all persons who were employed in one of our California stores at any time after April 25, 2003. Plaintiffs seek compensatory and exemplary damages, interest, penalties, attorneys' fees and disgorged profits in an amount which plaintiffs estimated to be not less than $100,000,000. Plaintiffs also seek injunctive relief requiring correction of the alleged unlawful practices.

     Although at this stage of the litigation it is difficult to predict the outcome of the case with certainty, we believe that we have meritorious defenses to the Bray Lawsuit and we are vigorously defending against it. If the Bray Lawsuit is decided adversely, the potential exposure could be material to our results of operations.

     We are periodically subject to legal actions that arise in the ordinary course of business that could subject us to substantial money damages or injunctive relief.

OUR CUSTOMERS MIGHT REDUCE THEIR HOUSEWARE AND APPAREL PURCHASES AS A RESULT OF DOWNTURNS IN THE UNITED STATES ECONOMY

     Our typical customers are families with more than the average number of children and with annual household income of approximately $35,000. This customer base is particularly vulnerable to economic recessions, depressions and general slowdowns in the overall United States economy. During periods of general economic weakness, our customers may choose to reduce their houseware and apparel purchases in favor of housing and food expenditures, which could result in a reduction in our sales.

WE MAY INCUR ADDITIONAL RESTRUCTURING CHARGES

     During fiscal 2002 and fiscal 2001, we established restructuring reserves related to our efforts to improve store profitability, streamline field operations and reduce operating costs. A large part of our restructuring effort was the closure of 51 stores and consolidation of three distribution centers. A significant portion of the costs to close these facilities is related to ongoing rent and lease termination costs. As of February 1, 2003, we expect the remaining costs related to the closed stores and distribution centers to approximate $12.6 million. While we have successfully terminated a significant portion of the remaining store lease obligations, there can be no assurances that we will be successful in terminating the remaining store and distribution center lease obligations. If we are not successful in terminating the remaining lease obligations within our estimated timeframe, we may incur additional restructuring charges and cash flow requirements needed to complete the lease terminations.

WE MAY NEED TO INCREASE OUR DEFERRED TAX ASSET VALUATION ALLOWANCE

     As of February 1, 2003, we had net deferred tax assets of $20.5 million, which included a $7.7 million deferred tax asset valuation allowance. These income tax benefits may not be realized if we are not successful in generating taxable income in the future. The likelihood of a material change in our expected realization of these assets is dependent on our future taxable income and our ability to use our net operating loss carryforwards. Our inability to generate pre-tax income in the future may require us to increase our deferred tax asset valuation allowance and therefore reduce our future net earnings.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered pursuant to this prospectus. All of such proceeds will be received by the selling stockholders.

                              SELLING STOCKHOLDERS

     On March 6, 2003, we issued an aggregate of 2,515,379 shares of common stock and issued a warrant to purchase 75,000 shares of common stock in a private placement made solely to accredited investors (the "Offering"). The gross proceeds of the Offering were approximately $5,930,000. The warrant has an exercise price of $3.50 per share and is exercisable for three years. We also agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrant.

     The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by the selling stockholders. Each of these selling stockholders purchased the shares covered by the current resale registration statement in the ordinary course of business. Each selling stockholder has sole voting control over the shares shown as beneficially owned, except as otherwise noted. Because the selling stockholders may sell or distribute all or a portion of the shares of common stock at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares of common stock that the selling stockholders may have upon completion of this offering (although we have assumed for purposes of the table below that all shares offered by this prospectus will be sold in this offering).

     Except as otherwise set forth below, no selling stockholder has held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the purchase of shares of our common stock pursuant to the Offering.

=================================================================================================
                                                                       Shares beneficially owned
                                                                        after this offering<F1>
                                                                      ---------------------------
                                       Shares
                                    beneficially       Shares
                                      owned on       offered by
                                    date of this        this
Name of selling stockholders         prospectus      prospectus       Number        Percentage
-------------------------------------------------------------------------------------------------
Donald V. Weir &
     Julie E. Weir JTTIC                  25,000         25,000            0             *
Atlas Capital (Q.P.) L.P.<F2>             55,500         55,500            0             *
Atlas Capital Master Fund,
     Ltd.<F3>                            174,500        174,500            0             *
Westpark Capital, L.P.<F4>               169,600         80,000       84,600             *
William A. Solemene                      150,000        150,000            0             *
Barbara Hunt Crow                        150,000        150,000            0             *
David S. Hunt                             97,679         97,679            0             *
William Herbert Hunt Trust
     Estate<F5>                          250,000        250,000            0             *
FlyLine Holdings, Ltd.<F6>                 6,000          6,000            0             *
Ram Trading, Ltd.<F7>                     44,000         44,000            0             *
The Pinnacle Fund, L.P.<F8>              512,500        500,000       12,500             *
Don A. Sanders                           100,000        100,000            0             *
Sanders Opportunity Fund,
     (Inst) L.P.<F9>                      91,062         91,062            0             *
Sanders Opportunity Fund,
     L.P.<F9>                             33,938         33,938            0             *
Precept Capital Master Fund,
     GP<F10>                              37,000         37,000            0             *
Ronald Rashkow<F11>                      316,940<F12>    72,700      244,240            1.5


----------------

<F1>
Assumes all shares  offered by this  prospectus by each selling  stockholder  will be sold in this offering.
<F2>
Robert Alpert has sole voting and investment power over the registrant's shares.
<F3>
Robert Alpert has sole voting and investment power over the registrant's shares.
<F4>
Patrick J. Brosnahan, as General Partner of Westpark Capital, L.P., has sole voting and investment power over the registrant's shares.
<F5>
J.W.  Beavers,  Jr.,  as Trustee of the William  Herbert  Hunt Trust  Estate,  has sole voting and investment power over the registrant's shares.
<F6>
Forrest Tempel has sole voting and investment power over the registrant's shares.
<F7>
James R. Park has sole voting and investment power over the registrant's shares.
<F8>
Barry M. Kitt, as General Partner of Pinnacle Advisors,  L.P. has sole voting and investment power over the registrant's shares.
<F9>
Mr. Don A. Sanders has sole voting and investment power over the registrant's shares,  through his authority  as Chief  Investment  Officer of Sanders  Opportunity  Fund,  (Inst)  L.P.  and Sanders
Opportunity Fund, L.P., and through his authority as Manager of Sanders Opportunity Fund, LLC, the sole general partner of Sanders Opportunity Fund, (Inst) L.P. and Sanders Opportunity Fund, L.P.
<F10>
D. Blair Baker, as President and CEO of Precept Capital Management, has sole voting and investment power over the registrant's shares.



=================================================================================================
                                                                       Shares beneficially owned
                                                                        after this offering<F1>
                                                                      ---------------------------
                                       Shares
                                    beneficially       Shares
                                      owned on       offered by
                                    date of this        this
Name of selling stockholders         prospectus      prospectus       Number        Percentage
-------------------------------------------------------------------------------------------------
Three Cities Offshore II,              2,340,020        407,207    1,932,813           14.6
     C.V.<F13>
Three Cities Fund II, L.P.<F14>        1,383,914        240,793    1,143,121            8.7
Sanders Morris Harris Inc.<F15>           75,000<F16>    75,000            0             *
                                       ---------      ---------
TOTAL                                  6,012,653      2,590,379
==================================================================================================



----------------
*  less than 1%











--------------------------------------------------------------------------------------------------
<F11>
Mr.  Rashkow  has been a member of our  Board of  Directors  since  1997 and Lead  Director  since
November 4, 2002.
<F12>
Includes  45,525  shares of common stock held by members of Mr.  Rashkow's  family,  458 shares of common stock held by a limited  partnership of which Mr. Rashkow is the general partner and 56,500 shares which Mr. Rashkow may acquire within 60 days through the exercise of stock options.
<F13>
As the  investment  advisor to both Three Cities Fund II L.P.  and Three Cities  Offshore II C.V.,
with power to direct  voting and  disposition  by both those Funds,  Three Cities  Research,  Inc.
("TCR") may be deemed to be the beneficial owner of the  registrant's  shares owned by both funds.
In addition,  because J. William Uhrig is a general partner of TCR Offshore Associates,  L.P., the general partner of Three Cities Offshore II C.V., he may be deemed to be a beneficial owner of the shares owned by Three Cities Offshore II C.V.
<F14>
Willem F.P. de Vogel is a general  partner of TCR  Associates,  L.P., the general partner of Three
Cities Fund II,  L.P.,  and may be deemed to be a  beneficial  owner of the shares  owned by Three
Cities Fund II, L.P.
<F15>
Sanders Morris Harris Inc. is a wholly owned  subsidiary of Sanders  Morris Harris Group,  Inc., a publicly  traded company.  Ben T. Morris is the President and Chief  Executive  Officer of Sanders
Morris Harris Inc. and has sole voting and investment power over the registrant's shares.
<F16>
Represents common stock issuable upon exercise of warrant.



                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

     o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker dealer as principal and resale by the broker dealer for its own account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any of these methods of sale; and

     o    any other method permitted by law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus.

     Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

     We are required to pay all fees and expenses incident to the registration of the shares. The selling stockholders are required to pay all selling and other expenses they incur. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling security holder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

                                  LEGAL MATTERS

     The validity of the common stock will be passed upon for us by Hughes Hubbard & Reed LLP.

                                     EXPERTS

     The financial statements of Factory 2-U Stores, Inc. appearing in Factory 2-U Stores, Inc.'s Annual Report (Form 10-K/A) for the year ended February 1, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Factory 2-U Stores, Inc. for the years ended February 2, 2002 and February 3, 2001, incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended February 1, 2003 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants. On May 1, 2002, we filed a current report on Form 8-K indicating that we had terminated Arthur Andersen LLP as our independent auditor. On May 8, 2002 we filed a current report on Form 8-K reporting the engagement of Ernst & Young LLP as our independent auditor. After reasonable efforts, we are unable to obtain Arthur Andersen LLP's consent to the incorporation by reference of their audit reports for the financial statements and schedules from our fiscal years ended February 2, 2002 and February 3, 2001. Accordingly, Arthur Andersen LLP has not consented to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference in this prospectus or any omissions to state a material fact required to be stated therein.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus, we have made both historical and forward-looking statements. All of our statements other than those of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally may be identified by the use of phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.

     The following important factors, among others, could affect our future results, causing these results to differ materially from those expressed in any of our forward-looking statements: general economic and business conditions (both nationally and in the regions where we operate), trends in our business and consumer preferences, especially as may be impacted by economic weakness on consumer spending, the effect of government regulations and legislation, litigation and other claims that may be asserted against us, the effects of intense competition, changes in our business strategy or development plans, including anticipated growth strategies and capital expenditures, the costs and difficulties of attracting and retaining qualified personnel, the effects of increasing labor, utility, fuel and other operating costs, our ability to obtain adequate quantities of suitable merchandise at favorable price and on favorable terms and conditions, the effectiveness of our operating initiatives and advertising and promotional strategies and other risk factors described below under "RISK FACTORS."

     Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. You should not rely on these forward-looking statements, which reflect our position as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the registration statement and to the exhibits filed with them. Statements in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statements, and statements relating to such documents are qualified in all respects by such reference. Anyone may inspect a copy of the registration statements without charge at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statements by writing to the Securities and Exchange Commission's Public Reference Room, 450 Fifth Street,
N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies such as ours that file electronically with the Securities and Exchange Commission.

                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information that we file with them. This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     We incorporate by reference in this prospectus the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

o Annual Report on Form 10-K/A for the fiscal year ended February 1, 2003, filed on August 4, 2003; and

o Quarterly Report on Form 10-Q for the quarter ended May 3, 2003, filed on June 17, 2003.

o The description of the Company's Common Stock contained in the Company's Registration Statement filed with the Securities and Exchange Commission under the Exchange Act and subsequent amendments and reports filed to update such description.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Factory 2-U Stores, Inc., 4000 Ruffin Road, San Diego, CA 92123, Attention: Investor Relations, telephone number (858) 627-1800.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.